EXHIBIT 10.33
                                                                 -------------


                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS AGREEMENT, effective the 1st day of October, 1998, by and between BioReliance Corporation and all of its subsidiary companies and its successors or assigns (the "Corporation") and Michael R.N. Thomas (the "Employee").

                             Preliminary Statements
                             ----------------------

         WHEREAS, the Employee is currently employed by the Corporation;

         WHEREAS, the parties desire to provide for the continued employment of the Employee by the Corporation on the terms and conditions set forth in this Agreement; and

                        Terms and Conditions of Agreement
                        ---------------------------------

         NOW THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the adequacy of which are acknowledged, and with the intent to be bound hereby, the Corporation and Employee agree as follows:

         A.       POSITION

                  The Employee will be employed as Chief Financial Officer of the Corporation through November 15, 1998. Thereafter, the Corporation, at its election, may continue Employee in the position of Chief Financial Officer through the remainder of the Term (as hereinafter defined), or the Corporation many elect to change Employee's position to Vice President, Corporate Development. Employee shall continue as Vice President, Corporate Development, or such other senior management position as may be determined by the Corporation from time to time, through the remainder of the Term.

         B.       DUTIES

                  As Chief Financial Officer, Employee shall perform such duties as may be assigned to him from time to time (consistent with the limitations set forth in Section D(iv) of this Agreement) by the President and Chief Executive Officer ("CEO"), including, but not limited to: (i) finance, accounting and treasury responsibilities; (ii) diligently pursuing the filing of the Corporation's 10-Q for the third quarter and signing the same; (iii) handling the investor conference call and other contacts specifically related to the release of the Corporation's third quarter 1998 results; and (iv) maintaining a policy that contacts with investors, analysts, investment brokers or managers and other like persons will be at the direction of the President and CEO of the Corporation, except for routine contacts with bank and cash managers.


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                  As Vice President, Corporate Development, Employee shall
         perform such duties as may be assigned to him from time to time by the President and CEO of the Corporation, including, but not limited to, the evaluation and analysis of acquisition opportunities related to such target companies as may be identified from time to time by the President and CEO. The Corporation and Employee acknowledge that the duties of Vice President, Corporate Development may not require the full-time attention of the Employee, and the Corporation shall be flexible concerning the Employee's hours and place of work for the remainder of the Term.

                  Employee shall continue to be entitled to all rights of indemnification by the Corporation as to which he is presently entitled, and the Corporation's obligation to indemnify Employee shall not be diminished by the limitations on Employee's duties or hours of work.

         C.       TERM

                  The terms and conditions of this Employment Agreement will cover a period beginning as of the date hereof and ending on December 31, 1998 (the "Term"), unless otherwise terminated as provided in Section E below. During the Term of this Agreement, the parties acknowledge that Employee's employment is not "at will" employment, and the Corporation's obligation to pay Employee the compensation described in Section D of this Agreement shall exist regardless of any decision by the Corporation to terminate Employee's employment for any reason (other than a termination for cause) prior to the expiration of the Term. At the end of the Term of this Agreement, the Employee's employment status shall terminate. The terms and conditions contained in Section E of this Agreement will expire at the end of the Term.

         D.       COMPENSATION AND BENEFITS

                  (i)      Base Salary

                           The Employee's annual base salary will be One Hundred
                  and Seventy-Five Thousand Dollars ($175,000), payable on the Corporation's regular bi-weekly payroll basis. The Employee shall receive only that portion of the base which will become due during the Term, and not the total annual base salary.

                  (ii)     Bonus

                           The Employees shall be paid a bonus of Fifteen
                  thousand Dollars ($15,000), less applicable withholdings and deductions (if any), on January 1, 1999.


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                  (iii)    Incentive Compensation

                           As an inducement to remain in the employ of the
                  Corporation and as an incentive to build the Corporation's value, if the Employee remains in the employ of the Corporation through December 31, 1998, and performs his duties as described in Paragraph B hereof (consistent with the limitations set forth in Section D(iv) of this Agreement), he shall be paid a bonus in the amount of $35,000 (less applicable withholdings and deductions, if any), without appraisal, at such time as other bonuses are paid in the first quarter of 1999. The Corporation will be obligated to pay Employee this Incentive Compensation bonus no later than January 15, 1999 as long as Employee (i) does not resign from the Corporation before December 31, 1998 and (ii) is not terminated for Cause (as hereinafter defined) on or before December 31, 1998.

                  (iv)     Hours of Work

                           From the date hereof until November 15, 1998, the
                  Employee shall be required to work no more than thirty (30) hours per week performing his duties as CFO and all hours in excess thereof will be governed by Section G hereof. After November 15, 1998, all hours in excess of sixteen (16) hours per week spent by Employee performing his duties will be governed by Section G hereof.

                  (v)      Other Provisions

                           The Corporation will provide such medical and other
                  coverage to the Employee as the Corporation makes available to all employees generally from time to time. The Employee will also receive the Corporation's standard vacation, sick time and personal holiday benefits. Eligibility to extend group health coverage beyond the Term for Employee or any dependants may be exercised by signing the applicable COBRA agreement. Employee will continue accruing Paid Personal Leave (PPL) through the Term.

         E.       TERMINATION COMPENSATION AND BENEFITS

                  In the event that during the Term of this Agreement, the Employee's employment with the Corporation is involuntarily terminated by the Corporation other than for Cause or because of the Employee's death or substantial inability to work, the Corporation will pay the Employee a lump sum payment equal to all amounts that would have otherwise become due hereunder, including without limitation the Bonus and Incentive Compensation described in Section D (ii) and (iii) hereof.

                  For a period of twelve (12) months after such termination, the Corporation will also continue to make available the same health and dental (but no other) benefits made available to Corporation employees generally at a cost equal to the


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         cost the Employee would have paid if he had continued to be an employee of the Corporation. In the event the Employee becomes employed at any time during the twelve (12) month continuance period, all remaining health and dental benefits shall terminate as of date of hire by the Employee's new employer.

                  If Employee terminates his employment prior to the end of the Term, the Corporation shall have no further obligations under Sections D or E hereof after the effective date of termination.

                  As used in this Agreement, "Cause" shall mean that the Employee (a) committed a material act or material acts of personal dishonesty intended to result in the Employee's personal enrichment at the expense of the Corporation, and which constitute(s) fraud, grand larceny or any felonious act, (b) failed or refused to perform the Employee's material duties and obligations (consistent with the limitations set forth in Section D(iv) of this Agreement) as an employee, officer and/or director of the Corporation (other than due to disability or reasons beyond the Executive's reasonable control) if such failure or approval is not remedied within a reasonable period of time following the Employee's receipt of notice thereof.

         F.       CONFIDENTIALITY

                  By signing below, Employee acknowledges his ongoing and continuing obligation to abide by the Confidentiality, Trade Secrets and Noncompetition Agreement that he executed on July 28, 1998, and to keep secret or confidential, and not to utilize in any matter or disclose to third parties, any proprietary and confidential information of the Corporation, which may have been made available to him or came into his possession during the period of his employment with Corporation. Employee also agrees that, during and after the Term, he shall not make any defamatory or disparaging comments about the Corporation, its agents, employees, successors, assigns, corporate parent, affiliates, officers, or directors to third parties, or to former, present, or prospective customers, clients, vendors, business associates or anyone else in the industry, and shall not unlawfully interfere with the business advantage or contracts of the Corporation, its successors, assigns, corporate subsidiaries, and affiliates. During and after the Term, the Corporation agrees that it shall not make any defamatory or disparaging comments about Employee.

         G.       CONSULTING SERVICES

                  During the Term, the Employee and Corporation may also agree that Employee will provide separate and additional consulting services in excess of the hours of performance required pursuant to Section D hereof, and during the 3 1/2 month period following the expiration of the Term hereof, as set forth in Exhibit A, Employee may provide such consulting services to the Corporation for the purpose of accomplishing a smooth transition of obligations from Employee to the new Chief financial Officer and to facilitate the Corporation's quarterly and year-end audits and the filing of its subsequent annual report on Form 10-K, tax


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         filings and matters related thereto. Such services shall be provided on the terms and conditions set forth in the Professional Services Agreement attached hereto as Exhibit A.The CEO must approve all consulting services to be provided by Employee in writing in advance of the performance of such services.

         H.       SURVIVAL

                  Except for the terms and conditions set forth above in Section E, the terms and conditions of this Agreement, including without limitation the terms and conditions set forth above in Section F regarding Confidentiality, Non-Competition and Non-Solicitation, will remain in effect after the end of the Term.

         I.       ASSIGNABILITY

                  Except by will or by the laws of descent and distribution, neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee or by the Employee's beneficiaries or legal representatives. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

         J.       GOVERNING LAW

                  This agreement shall be construed and governed by the laws of the State of Maryland without regard to its choice of law provisions.

         K.       SEVERABILITY

         The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         L.       ENTIRE AGREEMENT

                  This Agreement constitutes the entire Agreement between the Corporation and the Employee and supersedes all prior agreements, offers, terms or conditions regarding Employee's employment, except for the Confidentiality, Trade Secrets and Noncompetition Agreement, which will survive.

         M.       WAIVER

                  Employee acknowledges, absent this Agreement, Employee has no right or entitlement to any severance payment and benefit, or to a separate allowance in any particular amount. For the consideration set forth in Section D (ii) hereof, the adequacy of which is hereby acknowledged, except for breach of this Agreement by the Corporation, the Employee hereby remises, releases and forever discharges and quitclaims onto the Corporation and its officers, directors, shareholders, employees, agents and representatives of and from any and all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and


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         any and all claims, demands and liabilities whatsoever of every name and nature, both in Law and in Equity (collectively referred to therein as "Claims"), which the Employee now has or ever had from the beginning of time.

         N.       NO CONFLICTS OF INTEREST

                 By signing this Agreement, the Employee represents that he is not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevents the Employee from entering into and performing his obligations under this Agreement or which materially and adversely affect (or may in the future, so far as the Employee can reasonably foresee, materially and adversely affect), the Employee's right to participate in the affairs of the Corporation.

         O.       PROOF OF CITIZENSHIP AND ABILITY TO WORK

                  This Agreement is contingent on the Employee providing the Corporation, if not previously provided, with proof of U.S. citizenship or alien work permission, as required by federal law.



                                       BioReliance Corporation


                                       By: ___________________________
                                           Name:  Capers W. McDonald
                                           Title: President and CEO


                                       _______________________________
                                       Michael R.N. Thomas


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                                                                     EXHIBIT A

                         PROFESSIONAL SERVICES AGREEMENT
                                     BETWEEN
                             BIORELIANCE CORPORATION
                                       AND
                               MICHAEL R.N. THOMAS


         THIS AGREEMENT is entered into as of date below written by and between BioReliance Corporation ("BioReliance"), a Delaware Corporation, with principal offices located at 9900 Blackwell Rd, Rockville, Maryland 20850, and Michael R.N. Thomas ("Consultant") residing at 12566 Lime Kiln Road, Fulton, MD 20759.

                                   WITNESSETH

         WHEREAS, BioReliance desires to have Consultant perform professional services to assist BioReliance in facilitating the transition of the duties of Chief Financial Officer, and

         WHEREAS, Consultant has served as the Chief Financial Officer for BioReliance and its subsidiaries and affiliates (the "Corporation")

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, BioReliance and Consultant agree as follows:

1.       SCOPE OF WORK

         Subject to the terms and conditions hereinafter provided, Consultant may provide professional services related to transition of the duties of Chief Financial Officer and the filing of certain reports with the Securities and Exchange Commission and the Internal Revenue Service in connection with the close of the Corporation's fiscal year. Services shall include, but not be limited to the following: reasonable assistance upon prior notice at reasonable times and locations as may be mutually agreed by BioReliance and Consultant in connection with the close of the Corporation's books for year end 1998; the filing of the Corporation's 10-K, annual report and proxy materials for 1998; the filing of the Company's various tax retentions; and the audit of the Corporation's books for 1998.

2.       TERM AND TERMINATION

         This Agreement shall have a term commencing on October 1, 1998, or such an earlier or later date as the parties agree, and terminating April 15, 1999.

3.       CONSIDERATION AND PAYMENT TERMS

         As consideration for services provided by Consultant, BioReliance shall pay the consultant the hourly rate of $200 per hour.


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4.       DIRECTION

         Consultant shall report to and receive direction from Capers W. McDonald, President and Chief Executive Officer ("CEO"), or other individuals designated by BioReliance from time to time. All services to be provided under this Agreement require the prior written approval of the CEO. The Corporation will not be obligated to pay any fees pursuant to this Agreement for services which have not been approved in writing by the CEO prior to the performance of such services.

5.       TRAVEL

         BioReliance agrees to reimburse Consultant for any non-local travel and living expenses incurred in the performance of this Agreement if such non-local travel is approved in advance by the CEO. Reimbursement will be in accordance with BioReliance's travel policy.

6.       PROPRIETARY INFORMATION

         In providing services to BioReliance, Consultant may have knowledge of its affairs, trade secrets, potential customers and other proprietary information. Consultant shall treat all such information as proprietary and confidential to BioReliance in accordance with the Confidentiality Agreements dated July 8, 1998 and July 28, 1998 between BioReliance and Consultant.

7.       WARRANTY

         Consultant warrants that the professional services provided under this Agreement will be performed competently and in accordance with the standard of care usually and reasonably expected in performance of such services.

8.       INDEPENDENT PARTIES

         Nothing in this Agreement shall be construed as to create any relationship between BioReliance and Consultant other than that of independent contracting parties. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

9.       WAIVER

         No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breech of that or any other provision hereof.


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10.      SEVERABILITY

         If any part, term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected, and this Agreement shall otherwise remain in full force and effect.

11.      ARBITRATION

         Any claim or controversy relating to or rising out of the Agreement shall be resolved exclusively by arbitration, in accordance with the rules then obtaining of the American Arbitration Association.

12.      ENTIRE AGREEMENT

         This Agreement sets forth the entire agreement and understanding between BioReliance and Consultant relating to the Services to be performed hereunder. This Agreement supersedes all other communications between BioReliance and Consultant relating to the subject matter hereof.

         Any amendments to or modifications of this Agreement shall be effective only if reduced to writing and executed by both BioReliance and Consultant.

13.      HEADINGS

         The Subject matter headings used in this Agreement are solely for convenience and are not to be taken as modifying, clarifying, describing or limiting any provisions hereof.

         IN WITNESS THEREOF, BioReliance and Consultant have caused this Agreement to be executed by their duly authorized representative as of the dates set forth above.

             BioReliance Corporation


         By    __________________                By    ___________________

         Name  Capers W. McDonald                Name  Michael R.N. Thomas
               __________________                      ___________________

         Title President and CEO
               __________________                      ___________________

         Date  October 1, 1998                   Date  October 1, 1998
               __________________                      ___________________